Exhibit 99.8

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 of WillScot Corporation (No. 333-237746) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on May 1, 2020, as may be amended from time to time, as a nominee to the board of directors of the Combined Company (as defined in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ JEFFREY S. GOBLE
Name:	Jeffrey S. Goble
Dated:	May 1, 2020